UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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CHYRON CORPORATION
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April 16, 2013

TO OUR SHAREHOLDERS

I would like to thank you, our shareholders, for your patience and confidence as we enter a new year that we believe holds great potential for our company. On March 11, 2013, we announced that we had signed a definitive agreement to acquire a privately held company, Hego AB. Hego AB is a leading provider of powerful graphics and data visualization solutions for TV and Sports. Hego is based in Stockholm, Sweden, with operations in Norway, Finland, Czech Republic, Republic of Slovakia, the UK and USA. The combined company will be rebranded as ChyronHego. The exchange symbol will remain CHYR and we expect to continue to be quoted on The NASDAQ Global Market.

The transaction takes the form of a stock transaction, whereby Chyron will issue a number of shares of Chyron common stock which will represent 40% of its aggregate shares of common stock outstanding, including certain outstanding options, after the closing, in exchange for all of Hego's outstanding capital stock. Upon the achievement of certain revenue milestones during 2013, 2014 and 2015, Hego's shareholders will also be entitled to receive additional Chyron shares such that the total number of shares of Chyron issued in the transaction would be equal to 50% of the aggregate shares of Chyron outstanding, after the closing.

The transaction is subject to customary closing conditions, including approval by Chyron's shareholders, and is expected to close in May 2013. Chyron's Board of Directors unanimously approved the transaction and Chyron shareholders representing approximately 40.7% of Chyron's outstanding shares have committed to vote in favor of the transaction. At the closing of the transaction, Johan Apel, Chairman and CEO of Hego AB, will be elected to Chyron's Board of Directors and will be appointed President and Chief Operating Officer of ChyronHego. I will remain as Chief Executive Officer. Hego's shareholders will also be entitled to appoint one other member to Chyron's board of directors upon the closing. Morpheus Capital Advisors acted as exclusive financial advisor and provided a fairness opinion to Chyron's Board of Directors that the transaction was fair to Chyron and its shareholders from a financial point of view.

The selling Hego shareholders are all management and employees of Hego and they will become ChyronHego managers and/or employees after the closing. All of the selling Hego shareholders and major Chyron shareholders will be subject to a 15 month lockup of their Chyron shareholdings, and accordingly no one is cashing out or taking money off the table as part of this process.

The merger of Chyron and Hego brings together two pioneering companies to create a global leader in broadcast graphics creation, playout and real-time data visualization. This is a truly transformative transaction for Chyron. By combining the teams and resources of Chyron and Hego, we will deliver to our customers a highly diverse and compelling broadcast graphics capability.

5 Hub Drive Melville, NY 11747 USA- www.chyron.com  -  631.845.2000

The Chyron and Hego product lines are complementary with very little overlap. Hego's solutions predominantly address the needs of live sports production, with product categories such as Augmented Reality, Virtual Product Placement and Telestration. They also offer Production Services offerings based around their proprietary Image and Player Tracking solutions. For our part, Chyron has recently been more focused on graphics solutions for live and near-live news production workflows. We anticipate that ChyronHego will vault to second place in terms of global market share in our industry sector once the transaction is completed.

Hego is a well-managed, fast growing, profitable company with state-of-the-art products. ChyronHego will be focused on near-term and long-term value creation for our shareholders, and we believe our comprehensive and competitive product portfolio will quickly make us the market leader in our industry.

With this transaction, we are looking forward to integrating Hego and Chyron solutions and working together to innovate new products and services. Our objective is to develop powerful, easy-to-use solutions for sports, news and live TV. Hego has grown quickly over the last few years and this transaction will allow us to take their business to a whole new level, especially in North and South America where their offerings have already been generating significant interest. We're excited about this combination and believe that our customers and our shareholders will be the real beneficiaries.

2012 has been a difficult and testing year for Chyron. While undoubtedly disappointing, our experience of 2012 as a whole was similar from a customer demand standpoint to conditions being reported by our principal competitors. Demand weakened in the second half of 2012 and didn't recover to any real degree by the end of the year. Full year 2012 revenues decreased 4% to $30.2 million versus $31.6 million in 2011. Full year service revenues, the only relatively bright spot, increased 11% in 2012 to $8.5 million versus $7.7 million in 2011. Full year 2012 product revenues decreased 9% to $21.7 million compared to $23.9 million in 2011. Consistent revenue growth in our traditional mature business segments is achievable only through competitive wins and this fact, coupled with the current depressed, price competitive environment, suggests a different direction is required if shareholder value is to be rebuilt.

We anticipate that our industry will consolidate over the next 2-3 years in response to the rapid technology changes currently impacting the broadcast space. There are pockets of strong growth that remain and that we must address, and the best way to do this quickly is through alliances, partnerships and acquisitions. This is, of course, the strategic thinking behind our merger with Hego. Hego brings a very strong sports products and services offering that addresses the needs of both sports broadcasters and sports leagues and rights holders. There are significant budgets available in the sports TV space for those companies who offer an improved viewer experience. Following completion of the transaction, ChyronHego will be positioned to benefit from these kinds of capital expenditures.

We anticipate that the transaction with Hego will result in a reinvention of Chyron. Hego brings substantial recurring revenues from multi-year production services contracts; this will increase the proportion of predictable revenue streams for the combined company. Hego is geographically strong in the Nordic countries and central Europe; this complements Chyron's strength in the Americas. Chyron can open important doors for the Hego sports offerings in the United States, just as Hego can accelerate acceptance of Chyron's products and the Axis software as a service offering in Western Europe.

ChyronHego has the potential to become a profitable growth company that rapidly creates value for our shareholders. This is a truly transformative leap forward for both companies. However, everyone involved recognizes that value creation depends upon successfully executing the post-transaction plan. In this regard, the compatibility of the two companies' cultures will, I believe, prove an asset in the integration of Chyron and Hego.

Once again I would like to thank our shareholders for their patience and confidence as we enter a new year that we believe holds great potential for our company. Everyone at ChyronHego will be committed to the task of rebuilding shareholder value.
Michael Wellesley-Wesley
Chief Executive Officer

Important additional information has been filed with the SEC and distributed to shareholders of Chyron.

Chyron has filed with the SEC and mailed to its shareholders a Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the proposed transaction described in this document. The Proxy Statement contains important information about Chyron, Hego, the proposed transaction, and other related matters. Chyron's investors and security holders are urged to read this document carefully.

Chyron's investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Chyron regarding the transaction through the web site maintained by the SEC at www.sec.gov.

Chyron and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the purchase agreement. Information regarding Chyron's directors and executive officers is contained in Chyron's Form 10-K for the year ended December 31, 2012 and its most recent proxy statement dated April 16, 2013, which are filed with the SEC. Chyron's proxy statement dated April 16, 2013 also contains information regarding the beneficial ownership of Chyron's stock by Chyron's directors and executive officers. A complete description of any interests of Chyron's directors and executive officers in the transactions contemplated by the purchase agreement is provided in the Proxy Statement.

Special Note Regarding Forward-looking Statements

This letter contains "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to:  i) our expectation that the combination of Chyron and Hego will enable the combined company to deliver customers a highly diverse and compelling broadcast graphics capability; ii) our belief that the combined company will vault to second place in terms of global market share in our industry sector; iii) our belief that the comprehensive and competitive product portfolio of the combined company will quickly make it the market leader in our industry; iv) our belief that our industry will consolidate over the next 2-3 years in response to rapid technology changes currently impacting the broadcast space; v) our belief that the combined company will be positioned to benefit from what we believe to be significant expenditures in the sports TV space; vi) our belief that the transaction with Hego will result in a reinvention of Chyron and the combined company will experience an increase in the proportion of predictable revenue streams due to Hego's recurring revenues from multi-year production services contracts, and vii) our belief that the combined company has the potential to become a profitable growth company that rapidly creates value for our shareholders. These forward‐looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward‐looking statements. These risks and uncertainties include, but are not limited to, certain factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10‐K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this letter is as of the date of the letter, and Chyron undertakes no duty to update this information unless required by law.